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                                                                    Exhibit 99.1

Oracle to Acquire Carleton Corporation, Provider of Data Quality and Mainframe Data Extraction Software

Pure*Extract and Pure*Integrate to Further Enhance Oracle Warehouse Builder

REDWOOD SHORES, Calif., and MINNETONKA, Minn., Nov. 9 /PRNewswire/ -- Oracle Corporation (Nasdaq: ORCL - news) and Carleton Corporation (Nasdaq: CARL -news) today announced that the two companies have signed a definitive merger agreement for Oracle to acquire Carleton, an early innovator of data quality and mainframe data extraction software for customer-focused data warehousing applications. The acquisition will be effected through a cash merger pursuant to which holders of Carleton common stock will receive approximately $2.45 per share or $8.7 million in the aggregate. The parties anticipate closing the transaction by the end of February 2000, which is subject to approval by Carleton's stockholders and certain other closing conditions.

The Carleton acquisition enhances Oracle Warehouse, the industry's leading and most extensive solution for data warehousing and e-business intelligence applications. Specifically, Carleton's software will become a part of Oracle Warehouse Builder, a framework for designing, generating and loading enterprise data warehouses, data marts and e-business intelligence applications. As part of Oracle Warehouse Builder, Carleton's Pure*Integrate(TM) software will create a consistent, consolidated view of customer data by using name and address data cleansing and validation capabilities to identify unique customers and households used in Customer Relationship Management (CRM) e-Business applications. Carleton's Pure*Extract(TM) software will accelerate the process of preparing information for a data warehouse by integrating vast quantities of data from many different sources, including more than forty mainframe and legacy database systems such as VSAM, IMS, and DB/2.

One of the top technical priorities for IT departments post year 2000 is to improve customer data quality. Oracle's strategy is to provide all the necessary components for customers to construct and deploy end-to-end data warehousing solutions that yield the foundation for personalized customer programs. The Carleton acquisition brings solid data quality and mainframe data extraction software to enhance Oracle's industry-leading data warehousing and CRM solutions.

"Carleton established itself as an early innovator in customer data quality, which is extremely complementary with Oracle's vision for data warehousing and CRM," said Michael Howard, vice president of Oracle's Data Warehouse Program Office. "This acquisition enhances our strategy and delivery of e-business solutions that yield an accurate, unified view of customers."


"Carleton is excited to be joining forces with Oracle, a true market leader in CRM and data warehousing," said Robert D. Gordon, Carleton's president and CEO. "Carleton's Pure*View customer data management solution will enable Oracle to provide its customers with the industry's most comprehensive solution for customer-focused data warehousing and CRM implementations."
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About Carleton Corporation

Headquartered in Minnetonka, Minn., Carleton provides software to enhance customer relationship management and related analytical applications. Carleton's Pure*View product suite enables organizations to integrate and deliver customer data from across the enterprise for use in decision support systems and new front-office applications. With Pure*View, organizations benefit by delivering sales and marketing applications faster with higher quality customer data. For more information, visit (URL) http://www.carleton.com/, email Carleton at info@carleton.com, or call 800-328-3998.

About Oracle Corporation

Oracle Corporation is the world's leading supplier of software for information management, and the world's second largest software company. With annual revenues of more than $9.1 billion, the company offers its database, application server, tools and application products, along with related consulting, education and support services, in more than 145 countries around the world.

For more information about Oracle, please call 650-506-7000. Oracle's World Wide Web address is (URL)http://www.oracle.com/.

Trademarks

Oracle is a registered trademark of Oracle Corporation. Pure*View, Pure*Extract and Pure*Integrate are registered trademarks of Carleton Corporation. Other names may be trademarks of their respective owners.

Product Name Guidelines

Carleton's "Pure*View" and all product suite components should appear in copy with a "dot" separating Pure and View, no spaces between the dot and the text. In order to achieve the dot, please use the keyboard command ALT 0149 or insert symbol (insert a bullet) in MS Word programs. For most Mac users, Option 8 or the keyboard ALT 0149 should be used to insert the bullet. Please use html coding • for Web versions.